Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BRICKELL BIOTECH, INC.
Brickell Biotech, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: By unanimous written consent, the Board of Directors approved a proposed amendment to the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation and directed that such amendment be submitted to the Corporation’s stockholders for their consideration at the Corporation’s special meeting of stockholders held on June 30, 2022, with a recommendation from the Board of Directors that the stockholders vote for approval of such amendment.
SECOND: The proposed amendment provides that Article IV, Section A of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
ARTICLE IV
A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Three Hundred Five Million (305,000,000) shares, of which Three Hundred Million (300,000,000) shares of the par value of One Cent ($0.01) each shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of the par value of One Cent ($0.01) each shall be Preferred Stock (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors also is authorized to determine or alter the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series outstanding) the number of shares of such series subsequent to the issue of shares of that series by filing a certificate pursuant to the applicable laws of the State of Delaware.

Upon the filing and effectiveness (the “Reverse Stock Split Effective Time”) pursuant to the General Corporation Law of the State of Delaware of the Certificate of Amendment to this Restated Certificate of Incorporation of the Corporation, each 45 shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall, automatically and without any further action on the part of the corporation or any of the respective holders thereof, be reclassified, combined and converted into one (1) fully paid and nonassessable share of Common Stock (the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. The reclassification of the Common Stock will be deemed to occur at the Reverse Stock Split Effective Time. From and after the Reverse Stock Split Effective Time, certificates representing Common Stock prior to such reclassification shall represent the number of shares of Common Stock into which such Common Stock prior to such reclassification shall have been reclassified pursuant to the Certificate of Amendment. No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, the corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Reverse Stock Split Effective Time on the basis of prevailing market prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at the Corporation’s special meeting of stockholders held on June 30, 2022, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.
FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
FIFTH: The foregoing amendment shall be effective as of 12:01 a.m. on July 5, 2022.
[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 1st day of July, 2022.
By:    /s/ Robert B. Brown
Name: Robert B. Brown
Title: Chief Executive Officer
[Signature Page to Certificate of Amendment]